Exhibit 99.1

Innovative Eyewear, Inc. Announces Pricing of $7.35 Million Initial Public Offering

MIAMI, FL, August 14, 2022 — Innovative Eyewear, Inc. (“Innovative Eyewear” or the “Company”) (NASDAQ: LUCY; LUCYW), a developer and retailer of cutting-edge eyeglasses and sunglasses designed to allow the users to remain connected to their digital lives, today announced the pricing of its initial public offering of 980,000 units consisting of 980,000 shares of its common stock and two accompanying Warrants to purchase up to 1,960,000 shares of common stock. Each share of common stock is being sold together with two Warrants, each to purchase one share of common stock with an exercise price of $7.50 per share at a combined offering price of $7.50, for gross proceeds of approximately $7.35 million, before deducting underwriting discounts and offering expenses. In addition, Innovative Eyewear has granted the underwriters a 45-day option to purchase up to an additional 147,000 shares of common stock and/or Warrants to purchase up to 294,000 shares of common stock to cover over-allotments at the initial public offering price, less the underwriting discount. All of the shares of common stock and warrants are being offered by the Company.

The shares of common stock and warrants are expected to begin trading on the Nasdaq Capital Market on August 15, 2022, under the symbols “LUCY” and “LUCYW,” respectively. The offering is expected to close on August 17, 2022, subject to satisfaction of customary closing conditions.

The Company intends to use substantially all of the net proceeds from the offering for advancing its sales and marketing, expanding inventory, updating and producing in-store displays, developing new styles and sizes of the Company’s smart eyewear, and for working capital and other general corporate purposes.

Maxim Group LLC is acting as the sole book-running manager in connection with the offering.

A registration statement on Form S-1 (File No. 333-261616) was filed with the Securities and Exchange Commission (“SEC”), which became effective on August 12, 2022. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. The offering is being made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, at (212) 895-3745. Before investing in this offering, interested parties should read in its entirety the registration statement that the Company has filed with the SEC, which provides additional information about the Company and this offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Innovative Eyewear, Inc.

Innovative Eyewear is a developer and retailer of smart eyewear, which are designed to allow the users to remain connected to their digital lives, while also offering prescription eyewear and sun protection. The Company believes that traditional frames, no matter how attractive, do not possess the functionality that many eyeglass wearers need and want. Smart eyewear is a multifunctional product that addresses the needs of the optical, hearables and digital assistant markets. We believe that the Company’s products are well positioned in this rapidly growing wearables ecosystem, with the mission to Upgrade Your Eyewear®. For more information, please visit www.lucyd.co.

Forward Looking Statements

This press release contains certain forward-looking statements, including those relating to the anticipated timing of completion of the offering and other statements that are predictive in nature. Forward-looking statements are based on the Company's current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the intended use of proceeds, expected date the Company’s common stock and warrants will begin trading, the satisfaction of customary closing conditions and the expected date of the closing of the offering. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission, including its registration statement on Form S-1, as amended from time to time, under the caption “Risk Factors.”

Investor Relations Contact:

Scott Powell

Skyline Corporate Communications Group, LLC

Office: +1 (646) 893-5835

Email: scott@skylineccg.com